Exhibit 10.1
SECOND AMENDMENT TO DEVELOPMENT SERVICES
AND MANAGEMENT AGREEMENT BETWEEN
RIVERTON TUNICA LLC
(FORMERLY ABSTON-MCKAY VENTURES, LLC) AND
LAKES TUNICA CASINO MANAGEMENT, LLC
     THIS SECOND AMENDMENT TO DEVELOPMENT SERVICES AND MANAGEMENT AGREEMENT (hereafter, “Amendment”) is made and entered into this 16th day of May, 2011 by and among Riverton Tunica LLC (formerly Abston-McKay Ventures, LLC), a Mississippi limited liability company (the “Enterprise”), and Lakes Tunica Casino Management, LLC, a Minnesota limited liability company (“Manager”).
RECITALS
     A. The Parties previously executed that certain contract designated as “Development Services and Management Agreement between Abston-McKay Ventures, LLC and Lakes Tunica Casino Management, LLC,” (hereafter, “Management Agreement”) with an Effective Date of January 5, 2010, and amended on October 19, 2010.
     B. The Parties have agreed to amend the Management Agreement to revise the termination clause, as reflected below.
     NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, the Enterprise and Manager agree as follows:
     I. Capitalized Terms. Capitalized terms used and not defined in this Amendment have the meanings ascribed to such terms in the Management Agreement.
     II. Amendments. The Management Agreement is hereby amended as follows:
     A. Article 7 shall be deleted in its entirety and replaced with the following:
ARTICLE 7
Termination/Material Breach
     7.1 Termination for Material Breach.
          (a) Either the Enterprise or the Manager (the “Terminating Party”) may terminate this Agreement if the other commits or allows to be committed a Material Breach or a Material Breach with respect to the other occurs.
          (b) Except as otherwise expressly set forth herein, termination is not an exclusive remedy for claims of a Material Breach, and the parties shall be entitled to other rights and remedies as may be available pursuant to the terms of this Agreement or under applicable law.

          (c) For purposes of this Agreement, a “Material Breach” by or with respect to Manager is any of the following circumstances:
(i) failure of Manager to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure), and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Enterprise identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as Manager shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate);
(ii) commission of theft or misappropriation, fraud, felony, and other similar acts if such act is detrimental to the Casino Facilities and the act was committed by Manager or its Affiliate, or an employee or agent of Manager or its Affiliate;
(iii) the commission of gross negligence or willful misconduct in the performance of its duties hereunder;
(iv) if Manager loses its Gaming License, commits an act that causes the Enterprise to lose (through revocation, suspension or other similar means) or be threatened with the loss of its Gaming License, or is determined to be an “unsuitable party” for purposes of either party’s Gaming License or is subject to any other determination or direction by any governmental authority by which the Enterprises continuation of Manager as the manager of the Casino Facilities under this Agreement would put the Enterprise’s Gaming License at risk of revocation, suspension, termination or similar material adverse effect, or if Manager’s Gaming License is suspended;
(v) any representation or warranty made by the Manager pursuant to Section 9.9 proves to be false or erroneous in any material respect when made;
(vi) EBITDA of less than five percent (5%) of gross revenues on an annual basis;
(vii) Manager’s bankruptcy (whether voluntary or involuntary) or placement into receivership of Manager
          (d) For purposes of this Agreement, a “Material Breach” by or with respect to the Enterprise is any of the following circumstances:
(i) failure of the Enterprise to perform any obligation under this Agreement in any material respect for reasons not excused under Section 9.5 hereof (Force Majeure) and failure to cure such breach within thirty (30) calendar days after receipt of written notice from the Manager identifying the nature of the breach in specific detail and its intention to terminate this Agreement; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as the Enterprise shall be using diligent efforts to effect a cure thereof, but such period shall not be so extended for more than an additional sixty (60) days (i.e., ninety (90) days in the aggregate); or
(ii) any representation or warranty made by the Enterprise pursuant to Section 9.10 proves to be false or erroneous in any material respect when made.
(e) Any final notice of termination hereunder shall be in writing detailing the reason the Terminating Party considers the Material Breach not to be cured and must be delivered to the other party before such termination becomes effective.
     7.2 Mutual Consent. This Agreement may be terminated at any time upon the mutual written consent and approval of the Enterprise and the Manager.
     7.3. Termination by Lakes. In the event Manager determines that performing the services contemplated under this Agreement would be inconsistent with its business objectives, Manager shall have the right to terminate this Agreement upon giving ten days written notice to the Enterprise. This Section 7.3 shall not become effective until 60 days from the date of execution of this Amendment by all parties. Upon termination pursuant to this Section 7.3 the parties shall have no further obligations to each other under this Agreement.
     7.4 Termination Due to Additional Capital Contribution.
          (a) If, during the term of this Agreement, and prior to the closing of construction financing for the casino the Enterprise determines that additional capital is necessary to achieve the purposes of the Enterprise (“Additional Capital Contribution”) and Additional Capital Contribution is subjected to a condition which requires that this Agreement be terminated, the Enterprise shall have the right to terminate this Agreement upon written notice to the Manager within ten (10) days prior to the closing of the Additional Capital Contribution.
          (b) In the event that the Additional Capital Contribution or a written commitment for the Additional Capital Contribution is obtained but is not subjected to a condition requiring the termination of this Agreement, the Enterprise may request the Manager to make a capital contribution in an amount not to exceed five million dollars ($5,000,000) upon written notice to the Manager (“Contribution Notice”) on terms to be mutually agreed upon. The Manager shall provide written notice to the Enterprise within twenty (20) days of receiving the Contribution Notice of its election or declination to make such capital contribution (“Election Notice”). If the Manager elects to make such capital contribution, then such contribution shall be made within fifteen (15) days of its election to make such contribution. If the Manager declines to make such capital contribution or does not timely make the requested capital contribution, or fails to notify Manager as required herein, the Enterprise may then terminate this Agreement upon written notice to the Manager within thirty (30) days after receipt of the Election Notice.
          (c) In the event this Agreement is terminated pursuant to this Section 7.4, the Manager shall be entitled to a one time payment of One Hundred Thousand dollars ($100,000) to compensate Manager for the early termination of this Agreement, which payment shall be in complete satisfaction of all payments due to Manager under this Agreement. However, such payment shall not be payable to Manager unless and until the Enterprise closes its construction financing for the casino.

     7.5 Involuntary Termination Due to Changes in Law.
          (a) Subject to the terms and provisions of this Agreement, the Enterprise and the Manager agree to use commercially reasonable efforts to conduct gaming activities in accordance with this Agreement and to ensure that such activities and this Agreement conform to and comply with all Legal Regulations.
          (b) In the event of any change in state or federal law that results in a final determination by a Designated Court that this Agreement is unlawful, the Enterprise and the Manager shall each use good-faith commercially reasonable efforts to amend this Agreement in a mutually satisfactory manner which will comply with the change in applicable laws and not materially change the rights, duties and obligations of the parties hereunder. In the event such amendment can not be legally effected following exhaustion of all such good-faith commercially reasonable efforts (including the lapse of all legal proceedings and appeal periods without favorable results), performance of this Agreement shall be automatically suspended effective upon the date that performance of this Agreement becomes unlawful by such final determination, and either party shall have the right to terminate this Agreement upon written notice to the other party.
     7.6 Other Rights upon Expiration or Termination; Ownership of Assets and Repayment of Obligations on Termination.
          (a) Following expiration or earlier termination of this Agreement for any reason:
(i) As between the Manager and the Enterprise, the Enterprise will retain full ownership of the Casino Facilities, the Furnishings and Equipment and its assets and all assets of the Casino Facilities (including the Casino, all plans and specifications therefor, and any equipment, books and records, materials or furnishings therein the acquisition of which constituted Costs of Operations).
(ii) Whether such termination was voluntary or involuntary, the Enterprise shall have the obligation to pay any unpaid Management Fees to the extent accruing and attributable to any period prior to the expiration or earlier termination of this Agreement, which obligation shall survive the expiration or earlier termination of this Agreement.
(iii) The Surviving Obligations shall survive expiration or earlier termination of this Agreement.
(iv) In the event of the expiration of the term or the termination of this Agreement for any reason, Manager shall cooperate with the Enterprise in the orderly transition of management of the Casino Facilities, and shall provide the Enterprise or its designee prior to the expiration or termination with any and all books, records, documents, contracts, and all other information relating to the Casino Facilities, whether such information shall be in electronic, hard copy or any other form. In connection therewith, Manager shall:
(A) promptly account for and deliver to the Enterprise all revenues, charges and income from the Casino Facilities and any other monies of the Enterprise held by Manager and cooperate with the Enterprise to close bank accounts related to the operation of the Casino Facilities;
(B) deliver to the Enterprise, as and when received, any monies due the Enterprise and received by Manager after the termination of this Agreement;
(C) deliver to the Enterprise, or to such other persons as the Enterprise may designate in writing, all materials, records, ledgers, files, books, contracts, documents and instruments relating to the Casino Facilities and in the possession of Manager (including all Player Lists and information, accounting data and records, rent rolls, payroll records, employment records, originals and copies of all leases, service contracts and agreements, checkbooks and any other financial records or instruments), together with any computer software used in connection with the operation of the Casino Facilities and gaming equipment, excluding any such computer software which is either proprietary or licensed to Manager (provided, however, that Manager shall reasonably cooperate with the Enterprise, at no out-of-pocket cost to Manager, in the Enterprise’s efforts to obtain the right to use any such computer software which is licensed to Manager);
(D) assign to the Enterprise all existing contracts, purchase orders, service contracts, permits, licenses and other similar instruments relating to the operation and maintenance of the Casino Facilities in the event that such contracts, purchase orders, service contracts, permits, licenses and instruments are in the name of Manager (excluding any such contracts, purchase orders, service contracts, permits, licenses and instruments which shall have been issued in Manager’s name and may not under law be assignable to the Enterprise, provided, however, in such event Manager shall reasonably cooperate, at no out-of-pocket cost to Manager, in the Enterprise’s efforts to obtain replacement contracts, purchase orders, service contracts, permits, licenses and instruments);
(E) deliver to the Enterprise (i) all keys and lock combinations for all lock and security devices contained in the Casino Facilities, and (ii) a current inventory of all operating equipment; and
(F) take any and all actions (including the execution of documents or instruments) necessary or appropriate in the Enterprise’s reasonable judgment to assist the Enterprise in the orderly termination of management of the Casino Facilities by Manager and the orderly transition of such management to a new manager designated by the Enterprise.
     7.7 Notice of Termination. In the event of a proposed termination pursuant to this Article, the Enterprise shall provide notice of the termination to the Mississippi Gaming Commission or other appropriate Governmental Authorities within ten (10) days after the termination if and to the extent the Enterprise reasonably determines that such notice is required under applicable law.

     7.8 Cessation of Gaming at the Casino.
          (a) If, during the term of this Agreement, the level or type of the gaming operations legally permitted at the Casino as of the Effective Date cannot be lawfully conducted at the Casino by reason of the application of any legislation or court or administrative agency order or decree adopted or issued by a governmental entity having the authority to do so, such gaming shall be discontinued as of the effective date of the legislation, order or decree; and the Enterprise shall, within sixty (60) days after such legislation, order or decree becomes effective, elect one of the following three options:
(i) Suspend the term of this Agreement until such date on which such gaming at the Casino becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Casino becomes lawful again and can be recommenced operationally or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of this Agreement and the term shall be extended by the length of time of the cessation); or
(ii) Suspend the term of this Agreement until such date on which such gaming at the Casino becomes lawful again (during which period the term of the Agreement will be tolled until such gaming at the Casino becomes lawful again and can be recommenced operationally at the Casino or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of the Agreement and the term shall be extended by the length of time of the cessation), and with the prior approval of the Manager (which approval shall not be unreasonably withheld), use the Casino for any other lawful purpose pursuant to a use agreement containing terms reasonably acceptable to the Manager and the Enterprise; or
(iii) Terminate this Agreement, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.
The Enterprise shall give Manager written notice of the Enterprise’s election within such sixty-day period. If the Enterprise elects to suspend the term of this Agreement under this Section 7.8 (a)(i) or (ii) above, the Enterprise shall have the right (but not the obligation) to reinstate this Agreement within sixty (60) days after the date on which gaming becomes lawful. The Enterprise may exercise such right by giving Manager written notice of such reinstatement within said 60-day period after the date on which gaming becomes lawful.
Notwithstanding anything herein to the contrary, Manager shall have the right to terminate this Agreement if the cessation set forth in this Section 7.8(a) continues for more than 90 days. The Manager shall give Enterprise written notice of the Manager’s election to terminate within 30 days after such 90 day period has expired.
          (b) If, during the term of this Agreement, the Casino Facilities or any portion thereof is damaged by casualty or other occurrence or taken by eminent domain or similar proceedings to the extent, as reasonably determined by the Enterprise, that the level or type of the gaming operations conducted at the Casino as of the Effective Date cannot be conducted at the Casino, the Enterprise shall elect one of the following two options:

(i) suspend the term of this Agreement pending repair, restoration or reconstruction of the Casino (during which period the term of the Agreement will be tolled until such gaming can again be conducted at the Casino or the Enterprise and the Manager mutually agree otherwise, and the period of cessation shall not be deemed to have been part of the term of the Agreement and the term shall be extended by the length of time of the cessation), and pursue such repair, restoration or reconstruction; or
(ii) terminate this Agreement, such termination to be effective on the sixtieth (60th) day after written notice of termination shall have been delivered to Manager, whereupon this Agreement shall terminate and of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination.
The Enterprise shall give Manager written notice of the Enterprise election under subsection within sixty (60) days after such casualty or occurrence. The Enterprise alone has the authority to submit, adjust and settle, on behalf of the Enterprise, all insurance claims associated with the casualty or occurrence and conduct and settle or otherwise resolve any condemnation proceedings; provided, however, that the Manager shall cooperate with the Enterprise’s efforts in such regard and assist in the preparation of any submissions.
Notwithstanding anything herein to the contrary, Manager shall have the right to terminate this Agreement if the cessation set forth in this Section 7.8(b) continues for more than 90 days without Enterprise pursuing such repair, restoration or reconstruction, or if the Casino has not re-opened for public play within one year from the date of such damage or destruction. The Manager shall give Enterprise written notice of the Manager’s election to terminate within 30 days after such 90 day period has expired.
          (c) If for any reason either the Enterprise, Manager or the Casino, as applicable, fails to obtain or loses its Gaming License(s) or any other governmental or quasi-governmental permits, licenses, approvals or certificates under any applicable Legal Requirements required to operate the Casino, the Enterprise or Manager shall have the right to terminate this Agreement upon written notice to the other party, whereupon this Agreement shall terminate and be of no further force and effect except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination, unless such failure or loss arose out of or resulted from a Material Breach by the party providing notice of termination (in which event Section 7.1(b) hereof shall apply).
     7.9 Cumulative Remedies. All rights or remedies of the Enterprise or the Manager under this Agreement shall be cumulative and may be exercised singularly in any order or concurrently, at such party’s option, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor bar to the exercise or enforcement of any other right or remedy.
     III. Effect of this Amendment. Enterprise and Manager hereby agree that all references in the Management Agreement or in the exhibits or schedules thereto to “Management Agreement” or “Agreement” shall be deemed to mean Management Agreement as amended by the all previous amendments and this Amendment. This Amendment shall be expressly limited to the amendment contained herein, all remaining terms of the Management Agreement shall remain in full force and effect, and this

Amendment when read in conjunction with the Management Agreement shall encompass the complete understanding of the Parties.
     IN WITNESS HEREOF, the parties hereto have executed this Amendment as of the date first written above.

RIVERTON TUNICA LLC		LAKES TUNICA CASINO
MANAGEMENT, LLC

BY:	/s/ Kevin M. Hunter	BY:	/s/ Lyle Berman

	Kevin M. Hunter, CEO		Lyle Berman, CEO